Exhibit 99.1

Takung Art Reports Third Quarter 2017 Financial Results

HONG KONG / November 14, 2017 / Takung Art Co., Ltd. (NYSE American: TKAT) (“Takung” or the “Company”), the operator of three online platforms that enable art-interested investors, collectors and consumers to obtain or trade shared ownership units as well as whole pieces of Asian and international fine arts and collectibles, today announced its third quarter 2017 financial results.

For the three months ended September 30, 2017, Takung reported $3.4 million in total revenue and net income of $0.03 million, or $0.00 diluted earnings per share, compared to $5.7 million in total revenue and net income of $2.5 million, or $0.22 per diluted share, during the same period in 2016.

For the nine months ended September 30, 2017, Takung reported $10.5 million in total revenue and net income of $1.1 million, or $0.09 per diluted share, compared to $14.2 million in total revenue and net income of $4.7 million, or $0.41 per diluted share, during the same period in 2016.

Takung chairman and CEO Mr. Di Xiao commented, “While we are disappointed with the decrease in third quarter year-over-year earnings, the added expenses that contributed to this result have helped us build resources that we believe will position Takung to achieve expanded long-term growth and sustained profitability.”

Specifically, said Mr. Xiao, the Q3 earnings drop was due largely to a 43.2% increase in third quarter G&A expenses compared to Q3 2016. This added expense was necessary in order to expand the infrastructure, personnel count and technological features of Takung’s three platforms – Takung “A” Tier, Unit+, and Takung Online – each of which are expected to contribute to revenue and profitability going forward.

The CEO added that he was pleased with certain operational improvements achieved from the second quarter of 2017 to the third quarter of this year. For example, he said, Q3 2017 revenue increased 15% over Q2 2017 revenue of $2.9 million. This improvement was driven by a 73% jump in listing fee revenue and a 48% rise in management fee revenue. Also, during Q3 2017, the company launched 17 new listings valued at almost $3.5 million, nearly double the value of the new listings launched in Q2 2017. In addition, the average listing value per portfolio improved to $202,945, 55% higher than in Q2.

Year over year, added Mr. Xiao, Q3 platform trading value jumped 68% to $4.76 billion. This improvement, he said, was driven primarily by the launch of Takung’s “A” Tier, which is comprised of the company’s top-performing Unit ownership portfolios. From July 1st, when “A” Tier was introduced, through the end of the third quarter, its average number of daily trades increased 59%, with average daily transaction values increasing 39% compared to the prior year third quarter period.

During Q3, he continued, the company also launched Unit+, a trading platform for collectibles, and signed a strategic partnership with PNH Group, a leading producer of official products for major European football brands. As a result of this agreement, Unit+ is expected to introduce a limited-edition Liverpool Football Club jersey for Chinese sports memorabilia collectors in Q4 2017. Mr. Xiao said that Takung is currently negotiating similar agreements with other prestigious European football clubs and is confident that these negotiations will lead to additional revenue for Unit+ in 2018 and will attract new traders to our platform.

Takung Online, an e-commerce platform enabling artists to sell entire pieces of artwork directly to buyers, is also making progress, noted the CEO. Launched in June 2017, the platform now has 125 listed artists offering 955 works of art and is expected to begin generating revenue by the second half of 2018.

Both Takung Online and Unit+ are projected to provide a migration of future traders to the company’s Unit trading platform, and vice-versa, augmenting overall revenue, concluded Mr. Xiao. “We are now in a stronger place to fulfill our long-term goal of becoming a world-class art and collectibles online platform in 2018 and beyond, and enabling China’s middle class to safely and simply invest, collect and acquire Asian and other international fine art and collectibles.”

Third Quarter 2017 Financial Performance

Total revenue decreased 41.6% to $3.4 million in the third quarter of 2017 from $5.7 million during the same quarter of 2016. The decrease was primarily attributable to lower listing fee revenue as the business model transitioned to include the “A”-tier listing category.

Listing fee revenue contributed $1.5 million, or 43.4% of total revenue, in the third quarter of 2017 compared to $3.0 million, or 51.7% of total revenue in the same quarter of 2016, representing a 51.0% decrease year over year. The Company added 17 new listings in the third quarter of 2017, bringing the total number of listings to 230, compared to 33 new listings in the third quarter of 2016. As of September 30, 2017, the aggregated listing value was $56.0 million compared to $38.6 million on September 30, 2016.

Commission fee revenue accounted for $1.5 million, or 44.6% of total revenue, a 10.4% decrease from $1.7 million, or 29.1% of total revenue, in the same quarter of 2016. While there was a 73% increase in trading volume and a 69% increase in transaction value for the three months ended September 30, 2017, compared to the same period in 2016, the decrease in total commission revenue resulted primarily from a change in our commission fee policy to encourage liquidity on the platform.

Management fee revenue was $0.4 million, or 12.0% of total revenue, compared to $0.8 million, or 13.6% of total revenue, in the same quarter of 2016, representing a 48.5% decrease.

Cost of revenue was $0.3 million, or 8.7% of sales, in the third quarter of 2017, which is consistent with the cost of revenue in the third quarter of 2016.

Gross profit was $3.0 million in the third quarter of 2017, a decrease of 43.9% from $5.5 million in the same quarter of 2016. Gross margin was 91.3% compared to 95.0% in the same quarter of 2016. The decrease was a result of decreased total revenue and consistent cost of revenue.

Selling expenses in the third quarter of 2017 decreased 4.3% to $0.6 million from $0.7 million in the same quarter of 2016, driven by a decrease in number of listings during the period. As a percentage of total revenue, selling expenses were 18.6%, up from 11.4% in the third quarter of 2016.

General and Administrative Expenses increased 43.2% to $2.5 million in the third quarter of 2017 compared to $1.7 million for the same period in 2016. The increased year-over-year expenses were driven by an increase of employee salaries as well as an increase in office, insurance and rental expenses and an accrual for doubtful accounts of $240,528.

Income from operations decreased to a loss of $0.1 million in the third quarter of 2017 compared to a profit of $3.1 million in the third quarter of 2016 due to higher general and administrative expenses and lower revenue. Operating margin decreased to -1.8% from 53.3% compared to the third quarter of 2016.

Net income decreased 98.9% to $0.03 million in the third quarter of 2017 from $2.5 million in the same quarter of 2016. Fully diluted net income per share was $0.00 in the third quarter of 2017 compared to $0.22 in the third quarter of 2016.

First Nine Months 2017 Financial Performance

Total revenue decreased 25.8% to $10.5 million in the first nine months of 2017 from $14.2 million during the same period of 2016. The decrease was primarily attributable to lower listing fee revenue in the second and third quarter of 2017 as the business model transitioned to include the “A”-tier listing category.

Listing fee revenue contributed $4.6 million, or 43.7% of total revenue, in the first nine months of 2017 compared to $8.2 million, or 57.4% of total revenue, in the same period of 2016, representing a 43.6% decrease year over year.

Commission fee revenue accounted for $5.0 million, or 47.1% of total revenue, a 32.9% increase from $3.7 million or 26.3% of total revenue in the same period of 2016. Total transaction value in the first nine months of 2017 was $13.60 billion compared to $4.91 billion in the same period last year.

Management fee revenue was $1.0 million, or 9.2% of total revenue, compared to $1.3 million, or 9.4% of total revenue, in the same period of 2016, representing a 27.9% decrease.

Cost of revenue was $0.8 million, or 7.8% of sales, in the first nine months of 2017 compared to $0.8 million, or 5.8% of sales, in the same period of 2016, representing a 0.0% increase.

Gross profit was $9.7 million in the first nine months of 2017, a decrease of 27.4% from $13.4 million in the same period 2016. Gross margin was 92.2% compared to 94.2% in the same period of 2016. The decrease was a result of decreased total revenue.

Selling expenses in the first nine months of 2017 decreased 36.2% to $1.3 million from $2.0 million in the same period of 2016, driven by a decrease in the number of listings during the period. As a percentage of total revenue, selling expenses were 12.1%, down from 14.0% in the same period of 2016.

General and Administrative Expenses increased 44% to $7.3 million in the first nine months of 2017 compared to $5.1 million for the same period in 2016. The increased year-over-year expenses were driven by increases in the number of employees, an increase in the reserve for doubtful accounts, new office space, and travel and listing expenses related to the listing of the securities of the Company on the NYSE American in March 2017.

Income from operations decreased 82% to $1.1 million in the first nine months of 2017 compared to $6.3 million in the same period of 2016 due to higher general and administrative expenses and lower revenue. Operating margin decreased to 10.8% from 44.5% compared to the same period of 2016.

Net income decreased 77.3% to $1.1 million in the first nine months of 2017 from $4.7 million in the same period of 2016. Fully diluted net income per share was $0.09 in the first nine months of 2017 compared to $0.41 in the same period of 2016.

Net cash provided by operating activities for the nine months ended September 30, 2017, was $1.0 million, an 81.7% decrease from $5.6 million for the nine months ended September 30, 2016. The decrease was largely due to a low net income, higher general and administrative expenses and negative impacts in the exchange rate.

Net cash used in investing activities for the nine months ended September 30, 2017 was $0.6 million as compared to $1.3 million for the same period of 2016. This decrease reflected a decrease in spending on property and equipment compared to the same period in 2016.

The Company had $14.9 million in cash and cash equivalents as of September 30, 2017, a 11.1% increase from $13.4 million as of December 31, 2016.

Conference Call

The Company will host a conference call at 8:30 AM Eastern Time on November 15, 2017 (9:30 PM Beijing Time) to discuss its results for the third quarter of 2017 and answer questions from investors. Listeners may access the call by dialing:

US (Toll Free): 800-239-9838

China (Toll Free): 400-120-9104

Hong Kong (Toll Free): 800-961-107

A telephone replay will be available approximately 30 minutes after the conclusion of the conference, and end at 11:59 PM E.T. on November 22, 2017. The dial-in details are:

US (Toll Free): 844-512-2921

International: +1 412-317-6671

Passcode: 8901608

An audio recording of the conference call will be available at http://ir.takungart.com/presentations within 30 minutes after the completion of the live call.

About Takung Art Co., Ltd.

Takung Art Co., Ltd. enables China’s growing middle class to invest in fine art and collectibles through three proprietary online platforms: Takung Unit, which facilitates trading and shared ownership of Asian and international fine art; Unit+, which facilitates trading and shared ownership of Asian and international collectibles; and Takung Online, an e-commerce platform enabling artists to promote and sell entire pieces of artwork directly to buyers. Takung is headquartered in Hong Kong and operates primarily in Hong Kong through its direct wholly-owned subsidiary Hong Kong Takung Art Company Limited and its two wholly-owned subsidiaries in Shanghai and Tianjin that facilitate service and support to its PRC-based traders on the Company's platform. For more information, please visit the Company's website: http://ir.takungart.com/. The Company routinely posts important information on its website.

Forward-Looking Statements

This press release may contain projections or other forward-looking statements regarding future events or our future financial performance. All statements other than present and historical facts and conditions contained in this release, including any statements regarding our future results of operations and financial positions, business strategy, plans and our objectives for future operations, are forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). These statements are only predictions and reflect our current beliefs and expectations with respect to future events and are based on assumptions and subject to risk and uncertainties and subject to change at any time. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Contacts:

Takung Art Co., Ltd.

Mr. Leslie Chow

Phone: +852 31580977

Email: irmail@takungae.com

Financial statements below:

TAKUNG ART CO., LTD AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Stated in U.S. Dollars except Number of Shares)

	September 30,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$14,887,890	$13,395,337
Restricted cash	19,057,733	21,743,360
Account receivables, net	3,732,569	3,058,568
Prepayment and other current assets	870,231	968,446
Loan receivables	6,806,623	6,374,046
Total current assets	45,355,046	45,539,757

Non-current assets
Property and equipment, net	2,104,107	2,065,182
Intangible assets	20,394	20,546
Deferred tax assets	294,676	243,772
Other non-current assets	535,420	428,764
Total non-current assets	2,954,597	2,758,264
Total assets	$48,309,643	$48,298,021

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Accrued expenses and other payables	$780,800	$608,883
Customer deposits	19,057,733	21,743,360
Advance from customers	-	360,248
Short-term borrowings from third parties	6,371,900	6,308,513
Amount due to related party	1,085,480	1,031,805
Taxes payable	1,094,885	549,897
Total current liabilities	28,390,798	30,602,706
Deferred tax liabilities	45,301	62,618
Total non-current liabilities	45,301	62,618
Total liabilities	28,436,099	30,665,324

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock (1,000,000,000 shares authorized; $0.001 par value; 11,188,882 shares issued and outstanding as of September 30, 2017; 11,169,276 shares issued and outstanding as of December 31, 2016)	11,189	11,169
Additional paid-in capital	5,928,455	5,532,426
Retained earnings	14, 229,809	13,172,671
Accumulated other comprehensive loss	(295,909)	(1,083,569)
Total stockholders’ equity	19,873,544	17,632,697
Total liabilities and stockholders’ equity	$48,309,643	$48,298,021

TAKUNG ART CO., LTD AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME

(Stated in U.S. Dollars except Number of Shares)

(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue
Listing fee revenue	$1,455,498	$2,968,534	$4,606,649	$8,166,072
Commission revenue	1,496,826	1,669,698	4,970,651	3,739,958
Gross management fee revenue	402,547	781,219	967,518	1,341,294
Annual fee revenue	140	440	859	869
Authorized agent subscription revenue	-	322,318	-	966,059
Total revenue	3,355,011	5,742,209	10,545,677	14,214,252

Cost of revenue	(292,168)	(285,252)	(822,335)	(822,735)

Gross profit	3,062,843	5,456,957	9,723,342	13,391,517

Operating expenses:
General and administrative expenses	(2,498,848)	(1,744,965)	(7,311,128)	(5,076,689)
Selling expenses	(624,151)	(652,207)	(1,272,010)	(1,993,782)

Income (loss) from operations	(60,156)	3,059,785	1, 140,204	6,321,046

Other income and expenses:
Other income	186,259	163,738	440,470	314,268
Loan interest expense	(152,059)	(62,670)	(455,762)	(62,670)
Exchange gain (loss)	177,652	(112,384)	526,603	(530,934)
Total other income (loss)	211,852	(11,316)	511,311	(279,336)

Income before income taxes	151,696	3,048,469	1,651,515	6,041,710

Income tax (expense) benefit	(124,662)	(596,732)	(594,377)	(1,377,078)

Net income	$27,034	$2,451,737	$1,057,138	$4,664,632

Foreign currency translation adjustment	311,485	10,172	787,660	18,322

Comprehensive income	$338,519	$2,461,909	$1,844,798	$4,682,954

Earnings per common share– basic	$0.00	$0.23	$0.10	$0.44
Earnings per common share– diluted	0.00	0.22	0.09	0.41
Weighted average number of common shares outstanding-basic	11,188,882	10,632,276	11,039,880	10,632,276
Weighted average number of common shares outstanding-diluted	11,248,688	11,365,597	11,398,082	11,277,845

TAKUNG ART CO., LTD AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Stated in U.S. Dollars)

(UNAUDITED)

	For the Nine Months	For the Nine Months
	Ended	Ended
	September 30,	September 30,
	2017	2016
Cash flows from operating activities:
Net cash provided by operating activities	1,028,524	5,635,391

Cash flows from investing activities:
Purchase of property and equipment	(455,255)	(976,460)
Purchase of held-to-maturity investments	-	(14,995,876)
Purchase of available-for-sales investment	(53,501,874)	(299,918)
Maturity and redemption of available-for-sales investment	53,501,874	-
Maturity and redemption of held-to-maturity investments	-	14,995,876
Loan to third parties	(3,518,325)	-
Repayment from loan to third parties	3,412,070	-
Net cash used in investing activities	(561,510)	(1,276,378)

Cash Flows from financing activities:
Proceeds from short-term borrowings	-	3,519,580
Proceeds from related party loans	-	2,340,895
Loan to third parties	-	(3,513,534)
Net cash provided by financing activities	-	2,346,941

Effect of exchange rate change on cash and cash equivalents	1,025,539	(644,375)

Net increase in cash and cash equivalents	1,492,553	6,061,579

Cash and cash equivalents, beginning balance	13,395,337	10,769,456

Cash and cash equivalents, ending balance	$14,887,890	$16,831,035

Supplemental cash flows information:
Cash paid for interest	$212,954	$-
Cash paid for income tax	$136,453	$562,994